SCHEDULE 14A/A
                      INFORMATION REQUIRED IN PROXY STATEMENT
                             SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 ( Amendment No.  )

Filed by the registrant  [ X ]
Filed by a party other than the registrant  [   ]

Check the appropriate box:
[ X ] Preliminary proxy statement           [   ] Confidential, for Use
                                                  of the Commission Only
                                                  (as permitted by Rule
                                                  14a-6(e)(2))
[   ] Definitive proxy statement
[   ] Definitive additional materials
[   ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         MECHANICAL TECHNOLOGY INCORPORATED
                 (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of filing fee (Check the appropriate box):
[ X ] No fee required.
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
      0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11:

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[   ]	Fee paid previously with preliminary materials.
[   ]	Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing,

	(1)	Amount previously paid:

	(2)	Form, schedule or registration statement no.:

	(3)	Filing Party:

	(4)	Date filed:

                           MECHANICAL TECHNOLOGY INCORPORATED
                             325 WASHINGTON AVENUE EXTENSION
                                ALBANY, NEW YORK 12205

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO THE SHAREHOLDERS:


The Annual Meeting of Shareholders of Mechanical Technology Incorporated will be held at the Desmond Hotel, Northway Exit 4, 660 Albany-Shaker Road, Albany, New York 12211 (directions enclosed), on March 30, 2000, at 10:00 A.M. local time (refreshments will be served at 9:15 A.M.) for the following purposes:

1. Election of Directors.

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the auditors of the Company.

3. To approve an amendment to the Company's Certificate of Incorporation increasing from 15,000,000 to 50,000,000 the number of authorized shares of Common Stock.

4. Such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 8, 2000 are entitled to notice of and to vote at the meeting. The Proxy Statement and Annual Report of the Company for the fiscal year ended September 30, 1999 are enclosed.

By Order of the Board of Directors

John Recupero                                               Albany, New York
Secretary                                                  February 22, 2000

                           YOUR VOTE IS IMPORTANT

              YOU ARE URGED TO MARK, DATE, SIGN, AND PROMPTLY
                 RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE

                          MECHANICAL TECHNOLOGY INCORPORATED
                            325 WASHINGTON AVENUE EXTENSION
                                ALBANY, NEW YORK 12205

                                    PROXY STATEMENT



This Proxy Statement, first being mailed to shareholders on approximately February 22, 2000, is furnished in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of Mechanical Technology Incorporated to be held on March 30, 2000, and any adjournment thereof, at the Desmond Hotel, Northway Exit 4, 660 Albany-Shaker Road, Albany, New York.

The shares represented by properly completed proxies received prior to the vote will be voted FOR 1) the election of directors; 2) ratifying appointment of auditors; and 3) approval of amendment to the Company's Certificate of Incorporation, unless specific instructions to the contrary are given or an abstention from voting is indicated by the shareholder. The proxy may be revoked any time before it is exercised.

At the close of business on February 8, 2000 the Company had outstanding 11,759,470 shares of Common Stock. Each share of Common Stock entitles the holder thereof to one vote on the matters to be voted upon by such shareholders. A majority of the outstanding shares, present in person or by proxy, will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present but do not affect the outcome of the election. A plurality vote is required for the election of Directors. Votes will be tabulated by inspectors of election appointed in accordance with the applicable provisions of the New York Business Corporation Law.

                           ELECTION OF DIRECTORS

At the Annual Meeting of Shareholders, three Directors are to be elected, each to hold office until the expiration of his or her term and until a successor shall be elected and shall qualify. The Directors serve staggered terms.

Dale Church, Edward Dohring and David Eisenhaure are nominated to serve three-year terms. George McNamee and Dennis O'Connor are in the second year of three-year terms; Alan Goldberg, Walter Robb and Beno Sternlicht are in the final year of three-year terms. Management's nominees for Directors, together with certain information concerning them, are on the following pages. In the event that any of such nominees shall become unavailable for any reason, it is intended that proxies will be voted for substitute nominees designated by management.

Dale Church and Edward Dohring are presently serving as Directors of the Company.

CERTAIN INFORMATION REGARDING NOMINEES

Mr. Church, 60, a Director since 1997, has practiced law in private practice, government, and corporate environments for over 30 years with specialties in U.S. and international government contracting, developing companies, mergers and acquisitions, and joint ventures. He is currently the Chief Executive Officer of Ventures & Solutions LLC, a Trustee of the National Security Industrial Association and is a director of various private corporations. He has served as General Counsel to the American Electronics Association. His previous experience includes working for the U.S. Government's Central Intelligence Agency and Department of Defense and as corporate counsel to establish several companies in the Silicon Valley of California.

Mr. Dohring, 66, a Director since 1997, retired December 31, 1998 and had been Vice President of Silicon Valley Group, Inc. ("SVG") since July 1992 and President of its SVG Lithography Systems, Inc. ("SVGL") unit since October 1994. From June 1992 to October 1994, he served as President of SVG's Track Systems Division. He joined SVG from Rochester Instrument Systems, Inc., where he served as President from April 1989 to June 1992. He has also held management positions with General Signal, CVC Products, Bendix, Bell & Howell and Veeco Instruments. He is a member of the Board of Directors of many companies including SVGL, Chapman Instruments, Inc., Tropel Corporation and Tegal Corporation and has served as a director of Semiconductor Equipment & Materials International (SEMI) and International Disc Equipment Manufacturers Association (IDEMA). He currently serves on the State University of New York Maritime College Board of Directors.

Mr. Eisenhaure, 54, has served as President, Chief Executive Officer and Chairman of the Board of Directors of the SatCon Technology Corporation ("SatCon") since 1985. Prior to founding SatCon, Mr. Eisenhaure was associated with the Charles Stark Draper Laboratory, Incorporated from 1974 to 1985, and with its predecessor, the Massachusetts Institute of Technology's Instrumentation Laboratory, from 1967 to 1974. In addition to his duties at SatCon, Mr. Eisenhaure holds an academic position at the Massachusetts Institute of Technology ("M.I.T."), serving as a lecturer in the Department of Mechanical Engineering.

Management recommends that you vote FOR election of the three nominees listed above as Directors of the Company.

CERTAIN INFORMATION REGARDING INCUMBENT DIRECTORS

Mr. Goldberg, 54, a Director since 1996, is the President & Co-Chief Executive Officer and a Director of First Albany Companies, Inc. ("FAC", see "Securities Ownership of Certain Beneficial Owners" in the section entitled "Additional Information", below). He is Chairman of the Board of Trustees of the Albany Institute of History and Art, and a Director of the Center for Economic Growth and the Albany Symphony Orchestra.

Mr. McNamee, 53, a Director since 1996, Chairman of the Company's Board of Directors from 1996 through April 1998, and Chief Executive Officer since April 1998, is the Chairman of the Board and Co-Chief Executive Officer of FAC (see "Securities Ownership of Certain Beneficial Owners" in the section entitled "Additional Information", below). Mr. McNamee is a member of the Board of Directors of MapInfo Corporation and The Meta Group, Inc. and is Chairman of Plug Power, Inc. He also serves on the Board of Directors of the New York Stock Exchange, the New York State Science and Technology Foundation and the New York Conservation Education Fund.

Mr. O'Connor, 60, a Director since 1993, is a registered patent attorney and has, since April 1984, been the Director of New Products and Technology for Masco Corporation, Taylor, Michigan, a diversified manufacturer of building and home improvement, and other specialty products for the home and family. He is a director of various private corporations. Mr. O'Connor originally became a Director of the Company when he was selected by Masco Corporation as its designee on the Company's Board of Directors pursuant to agreements entered into in connection with the 1992 transaction in which Masco sold 1,730,000 shares of the Company's Common Stock to subsidiaries of the Lawrence Insurance Group, Inc., a former majority shareholder of the Company. The Lawrence Insurance Group, Inc. subsidiaries agreed to vote their shares to elect a designee of Masco to the Company's Board of Directors so long as Masco remained liable under a guarantee it had executed in connection with the Company's obligations under a line of credit. This Agreement with Masco terminated when Mr. Lawrence lost control of his shares in 1996.
Furthermore, the guarantee was released on October 15, 1998 after the Company replaced its existing line of credit with a line of credit from KeyBank, N.A.

Dr. Robb, 71, a Director since 1997, now a management consultant and President of Vantage Management, Inc., was until December 31, 1992, General Electric Company's("GE") Senior Vice President for corporate research and development. He directed the GE Research and Development Center, one of the world's largest and most diversified industrial laboratories, and served on GE's Corporate Executive Council. He serves on the Board of Directors of Plug Power, Inc., Cree Research and Celgene and a number of privately owned companies.

Dr. Sternlicht, 71, a Director since 1996, co-founder of the Company, has been President of Benjosh Management Corporation, a management firm in New York, New York, since 1976 and has been President of Arben International since 1994, with offices in Moscow and New York City. He has also served as Chairman of the Board of Comfortex Corp. since 1994. He previously served as a Director of the Company from 1961 to 1992. Prior to 1985, he held a number of positions with the Company. At the time of his departure from the Company in 1985, he served as Vice Chairman of the Board of Directors and Technical Director.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors held seven (7) meetings during fiscal 1999. All Directors attended at least 75% of all meetings of the Board, and of all Board committees on which they serve, held during fiscal 1999.

The Company's Board of Directors has established Audit and Compensation Committees. The Audit Committee (consisting of Messrs. O'Connor, Church and Goldberg) reviews with the independent auditors the plan and results of the auditing engagement, the auditors' assessment of internal accounting controls; and recommends the appointment of the public auditors to the Board of Directors. One Audit Committee meeting was held during fiscal 1999. The Compensation Committee (consisting of Mr. Goldberg and Dr. Sternlicht) determines compensation and bonuses for officers and employee Directors. One Compensation Committee meeting was held during fiscal 1999.


                              APPROVAL OF AUDITORS

The Board of Directors has recommended that the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending September 30, 2000 be ratified by the stockholders. PricewaterhouseCoopers LLP (and its predecessor, Coopers & Lybrand, LLP) have been the Company's auditors since 1978. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of auditors.


                                 INCREASE IN
                           AUTHORIZED COMMON STOCK

The Board of Directors expects to approve, and has recommended that the shareholders of the Company approve, an amendment to the Company's Certificate of Incorporation providing for an increase from 15,000,000 to 50,000,000 in the number of authorized shares of Common Stock. As of February 8, 2000, the Company had a total of 11,766,220 shares of Common Stock outstanding (including 6,750 shares held in treasury) and 100,000 shares of Common Stock reserved for issuance upon exercise of warrants. The amendment is contained in Exhibit A to this Proxy Statement.

If the amendment is approved, the additional 35,000,000 authorized shares of Common Stock would be available for issuance in the future for corporate purposes, including, without limitation, financings, acquisitions, stock splits, stock dividends and employee stock incentive plans, as the Board of Directors may deem advisable, without the necessity of further shareholder action.

The issuance of additional shares of Common Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, would have the effect of diluting the Company's current shareholders and could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. The Company is not aware of any attempts on the part of a third party to effect a change of control of the Company and the amendment has been proposed for the reasons stated above and not for any possible anti-takeover effects it may have.

The Board of Directors recommends that shareholders vote FOR the approval of the amendment increasing the number of shares of authorized Common Stock.

                             ADDITIONAL INFORMATION

EXECUTIVE COMPENSATION

The following tables set forth information with respect to the compensation and stock option grants for the fiscal year ended September 30, 1999 (and during the Company's two prior fiscal years), of each person who served as Chief Executive Officer during such year, and of all other persons who served as executive officers of the Company and its subsidiaries during such year whose total annual compensation exceeded $100,000.

SUMMARY COMPENSATION TABLE
                             ANNUAL COMPENSATION        LONG-TERM COMPENSATION

NAME AND POSITION         FISCAL    SALARY    BONUS     SECURITIES       ALL
OF PRINCIPAL               YEAR                           UNDER-        OTHER
                                                          LYING          COMP
                                                         OPTIONS
                                                           (#)

George C. McNamee,        1999      $      -  $     -   30,000          $      -
Chief Executive           1998      $      -  $     -     None          $      -
Officer (1)

Martin J. Mastroianni,
President
& COO  (2)                1998      $101,168  $50,000     None          $170,322
                                                                        (3),(4)
James Clemens,            1999      $150,000  $18,325   91,875          $ 42,675
President &                                                             (6)
CEO, Ling Electronics,    1998      $122,961  $20,340   75,000          $  4,896
Inc.                                                                    (3)
                          1997      $ 57,501     None   45,000          $ 32,123
                                                                        (3),(5)

Denis P. Chaves,          1999      $160,000  $30,000   97,650          $  6,523
Vice President                                                          (3)
& General Manager         1998      $133,481  $33,500   67,650          $  5,793
                                                                        (3)
                          1997      $120,673  $37,000   37,650          $  4,233
                                                                        (3)

Cynthia A. Scheuer,       1999      $103,849  $10,000   37,500          $  4,235
Vice President & CFO                                                    (3)


(1) Mr. McNamee was appointed Chief Executive Officer on April 15, 1998.

(2) Dr. Mastroianni resigned his position as President and Chief Operating Officer on April 7, 1998.

(3) Represents Company matching contributions of $1.00 for each $1.00 contributed by the named individual to the 401(k) Savings Plan up to a maximum of 4% of base pay.

(4) Represents payout of vacation pay in lieu of time off and total salary payments of $150,000 payable monthly at a rate of $10,000 per month for a period of 15 months pursuant to an agreement dated April 7, 1998.
    See "Employment Agreements."

(5) Includes a $30,000 loan by the Company to Mr. Clemens. The loan is repayable in three equal annual installments of $10,000 plus interest at the rate of 6.5%. The Company has agreed to pay Mr. Clemens an annual bonus equal to the principal plus interest due on the promissory note, if Mr. Clemens continues to be employed by the Company on March 24 of 1998, 1999 and 2000, respectively. The March 24, 1998 installment was bonused to Mr. Clemens. The Company also agreed to repay the note in full if Mr. Clemens dies or becomes permanently disabled prior to the due date of the final payment on the note.

(6) Includes gain on stock option exercises of $36,675 and Company matching contributions of $1.00 for each $1.00 contributed to the 401(k) Savings Plan up to a maximum of 4% of base pay totalling $6,000.




                             OPTION GRANTS IN FISCAL 1999


                                                              Potential
                                                              Realizable
                  Number of                                   Value at
                  Shares     Percentage                       Assumed Annual
                  Under-     of Total    Exercise             Rates of Stock
                  lying      Options     Price                Price Appre-
                  Options    Granted to  (per     Expiration  ciation for
Name              Granted    Employees   share)   Date        Option Term

                                                              5%($)  10%($)

George C. McNamee 15,000(1)      10.52%  $12.50   04/01/2009  $117,918 $298,827



James Clemens     22,500(2)      15.78%  $ 5.29   12/18/2009  $ 74,854 $189,695



Denis P. Chaves   30,000(3)      21.05%  $ 5.29   12/18/2009  $ 99,806 $252,927



Cynthia A. Scheuer 15,000(4)     10.52%  $ 5.29   12/18/2009  $49,903  $126,463

__________________________________
1 100% exercisable at grant.
2 25% or 5,625 shares are exercisable each year beginning December 18, 1999. 3 25% or 7,500 shares are exercisable each year beginning December 18, 1999. 4 25% or 3,750 shares are exercisable each year beginning December 18, 1999.



         AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES


          Shares             Number of Securities      Value of Unexercised
          Acquired  Value    Underlying Unexercised    In-the-Money Options
          on Exer-  Realized Options at Fiscal Year    at Fiscal Year
          cise(#)   ($)      End (#)                   End ($)

                             Exercisable Unexercisable Exercisable Unexercisable

George C.
McNamee       0           0  30,000      0             $  800,015           0


James
Clemens   5,625     $36,675  13,125      78,750        $  423,864  $2,529,124

Denis P.
Chaves        0           0  26,400      71,250        $  865,619  $2,242,114


Cynthia A.
Scheuer       0           0   5,625      31,875        $  178,667  $  990,071



                           COMPENSATION COMMITTEE REPORT


COMPENSATION POLICIES FOR OFFICERS

The Company's compensation program for executive officers, other than the Chief Executive Officer, consists of an annual salary and bonus payments that are designed to reward performance.

For the fiscal year 1999, the Committee used the following criteria in making compensation decisions for executive officers:

	*	Company and individual affiliate financial performance.

	*	Identification and implementation of strategies and programs that result in increased revenue, decreased cost or improved share value.

	*	Implementation of programs to improve working capital
                and cash flow, and to focus the Company's product offerings such that they compliment the Company's technology resources.


CHIEF EXECUTIVE OFFICER COMPENSATION.

George C. McNamee became Chief Executive Officer of the Company on April 15, 1998. Mr. McNamee receives no salary or bonus from the Company; however, he does receive stock options as a member of the board of directors of the Company.


                                               Compensation Committee

                                               Mr. Alan P. Goldberg
                                               Dr. Beno Sternlicht


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee ("Committee") approves all of the policies under which compensation is paid or awarded to the Company's officers and employee Directors. The Committee, in fiscal 1999, consisted of Mr. Goldberg and Dr. Sternlicht.

Mr. Goldberg is Co-Chief Executive Officer of First Albany Companies, Inc. ("FAC"). (See "Security Ownership of Certain Beneficial Owners" in the section entitled "Additional Information" and "Certain Relationship and Related Transactions", below).

DIRECTORS COMPENSATION Directors who are not salaried officers or employees receive Director's fees of $750 for each Board meeting attended and all directors receive annual stock option grants for 10,000 shares.
Directors also are reimbursed for travel expenses incurred in attending meetings.

EMPLOYMENT AGREEMENTS

The Company entered into an employment agreement with Mr. James Clemens, President of Ling Electronics, Inc. ("Ling"). The agreement provides for an annual base salary of $115,000, subject to adjustment by the Compensation Committee. Effective July 1, 1998, Mr. Clemens' salary was increased to $150,000. In addition, Mr. Clemens is entitled to receive incentive compensation equal to 3% of annual pre-tax income of Ling up to $1,000,000, and 2% of annual pre-tax income of Ling in excess of $1,000,000. Mr. Clemens also received non-qualified stock options for 22,500 shares of the Company's common stock and an advance of $30,000. The advance must be repaid at the rate of $10,000 per year plus 6.5% interest. The Company agreed to pay Mr. Clemens an annual bonus equivalent to the payments due on the advance if Mr. Clemens is still employed by the Company prior to March 24, 1998, 1999 and 2000, respectively. If Mr. Clemens dies or is disabled prior to March 24, 2000, the amount then due on the advance will be forgiven. This agreement expired when Ling was sold to SatCon Technology Corporation on October 21, 1999.

The Company had an employment agreement with Dr. Mastroianni which provided that Dr. Mastroianni would receive an annual base salary of $150,000 and be eligible for incentive compensation and incentive stock options. The agreement also stated that if Dr. Mastroianni was removed from the position of President for reasons other than cause during his first three years of employment, the Company would pay him severance payments equivalent to a maximum of one year's base salary.

Effective April 7, 1998, Dr. Mastroianni resigned as President and Chief Operating Officer of the Company. On April 7, 1998, the Company entered into an agreement with Dr. Mastroianni regarding his employment. The agreement provided that Dr. Mastroianni receive: a) total salary payments from the Company of $150,000 payable monthly over 15 months; b) 401(k) matching payments; c) insurance benefits through June 1, 2000; and d) vesting of 42,000 qualified stock options previously awarded to Dr. Mastroianni.

                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At September 30, 1999, First Albany Companies, Inc. ("FAC") owned approximately 34% of the Company's Common Stock. George McNamee, a Director and Chief Executive Officer of the Company, is Chairman of the Board of Directors, Co-Chief Executive Officer and a shareholder of FAC.
 Alan Goldberg, a Director of the Company, is a Director, President and Co-Chief Executive Officer and a shareholder of FAC.

During fiscal 1999, First Albany Corporation, a wholly owned subsidiary of FAC, was paid $15,000 for financial advisory services provided in 1998 in connection with the sale of the Technology Division. On December 17, 1998, the Industrial Development Agency for the Town of Colonie issued $6 million in Industrial Development Revenue ("IDR") Bonds on behalf of the Company to assist in the construction of a new building for Advanced Products and the Company's corporate headquarters and renovation of existing buildings leased to Plug Power. The construction project was completed in 1999. FAC underwrote the sale of the IDR Bonds. FAC received no fees for underwriting the IDR Bonds but was reimbursed for its out-of-pocket expenses.

During November 1999, FAC/Equities, a division of First Albany
Corporation, a wholly owned subsidiary of FAC, was paid $352,671 for financial advisory and investment banking services in connection with the sale of Ling Electronics, Inc. and Ling Electronics Limited to SatCon Technology Corporation.

FAC/Equities was a co-manager in the Plug Power, Inc. initial public offering (IPO). George C. McNamee, the Chairman and Co-Chief Executive Officer of First Albany Companies, the Chairman and Co-Chief Executive Officer of First Albany Corporation and the Chief Executive Officer and a director of Mechanical Technology, is currently the Chairman of the Board of Directors of Plug Power. In addition, Dr. Walter L. Robb, a director of Mechanical Technology, is a director of Plug Power and Dr. Beno Sternlicht, a director of Mechanical Technology, was a director of Plug Power until just before the Plug Power IPO.

Plug Power has agreed to purchase power conditioners from SatCon
Technology Corporation for its residential fuel cell systems.
Mechanical Technology owns 16% of SatCon's outstanding stock on a fully diluted basis and has the right to appoint two members to SatCon's board of directors.

David B. Eisenhaure is President, Chief Executive Officer and Chairman of the Board of the SatCon Technology Corporation.



ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

First Albany Companies, Inc. ("FAC"), 30 South Pearl street, Albany, New York, 12207, are beneficial owners of 3,960,811 shares, or 34%, of the outstanding common stock of the Company. Messrs. McNamee and Goldberg may be deemed the beneficial owners of at least a portion of the shares owned by FAC. Messrs. McNamee and Goldberg disclaim such beneficial ownership.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of shares of the Company's Common Stock by (i) each Director and nominee for Director of the Company, (ii) each named executive officer described in the section of this Proxy Statement captioned "Executive Compensation", and (iii) all present Directors and Officers of the Company as a group.


        Name of                  Amount and Nature of          Percent of
    Beneneficial Owner           Beneficial Ownership(1)          Class

    Denis P. Chaves                      97,650(2)                   *
    Dale W. Church                      120,750(3)                1.04%
    James R. Clemens                     91,875(4)                   *
    Edward A. Dohring                    54,563(5)                   *
    Alan P. Goldberg                  4,290,763(6)               36.85%
    George C. McNamee                 4,469,329(6)(7)            38.39%
    E. Dennis O'Connor                  106,500(8)                   *
    Dr. Walter L. Robb                   56,100(9)                   *
    Cynthia A. Scheuer                   37,500(10)                  *
    Dr. Beno Sternlicht                 417,082(5)(11)            3.58%

     All present Directors and
     Officers as a group
     (10 persons)                     5,781,301                  49.65%



*Percentage is less than 1.0% of the outstanding Common Stock.

 (1) To the best of the Company's knowledge, based on information reported by such Directors and Officers or contained in the Company's shareholder records, except as otherwise indicated, each of the named persons is presumed to have sole voting and investment power with respect to all shares shown. None of the Company's present Directors or Officers other than Messrs. Goldberg, McNamee, Church and Dr. Sternlicht (see "Security Ownership of Certain Beneficial Owners", above) beneficially own more than 1% of the Company's outstanding Common Stock; all present Directors and Officers as a group beneficially own, in the aggregate, approximately 49.62% of the Company's outstanding Common Stock. The Company effected a 3 for 2 stock split on April 30, 1999. All shares and option amounts are reflected on a post-split basis.

 (2) Includes options for 30,000 shares granted on December 18, 1998, 30,000 shares granted on June 16, 1998, 37,500 shares granted on August 27, 1997 and 150 shares granted on December 20, 1996.

 (3) Includes options for 15,000 shares granted on April 1, 1999, 15,000 shares granted on August 31, 1998, 15,000 shares granted on April 16, 1997 and
 12,750 shares owned by Mr. Church's wife. Mr. Church disclaims beneficial ownership of such shares.

 (4) Includes options for 22,500 shares granted on December 18, 1998, 30,000 shares granted on June 16, 1998, 16,875 shares granted on August 27, 1997 and 22,500 shares granted on March 24, 1997.

 (5) Includes options for 15,000 shares granted on April 1, 1999, 15,000 shares granted on August 31, 1998 and 15,000 shares granted on April 16, 1997.

(6) Includes 3,960,811 shares owned by First Albany Companies Inc.; see "Security Ownership of Certain Beneficial Owners". However, Messrs. McNamee and Goldberg disclaim beneficial ownership of such shares.

 (7) Includes 19,125 shares owned by Mr. McNamee's wife. Mr. McNamee disclaims beneficial ownership of such shares.

(8) Includes options for 15,000 shares granted on April 1, 1999 and 15,000 shares granted on August 31, 1998.

(9) Includes options for 15,000 shares granted on April 1, 1999 and 15,000 shares granted on August 31, 1998.

(10) Includes options for 15,000 shares granted on December 18, 1998 and 22,500 shares granted on October 20, 1997.

(11) Includes 6,000 shares held by Dr. Sternlicht's wife as custodian for their children. Dr. Sternlicht disclaims beneficial ownership of such shares.


                       ANNUAL REPORT TO SHAREHOLDERS

The Company's Annual Report to Shareholders accompanies this Proxy Statement. The Company's Annual Report on Form 10-K for the year ended September 30, 1999, as filed with the Securities and Exchange Commission, may be obtained by addressing a written request to the Investor Relations Department at the Company's corporate headquarters, 325 Washington Avenue Extension, Albany, New York 12205.


                       PROPOSALS OF SECURITY HOLDERS

Proposals by security holders intended to be presented at the Company's Annual Meeting of Shareholders to be held in 2001 must be received by the Company before October 2, 2000 in order to qualify for inclusion in the Company's Proxy Statement relating to that meeting.


                                OTHER MATTERS

Management does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, however, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons voting them.

All expenses incurred in connection with this solicitation of proxies will be borne by the Company.

                                         By Order of the Board of Directors

							John Recupero
							Secretary
Albany, New York
February 22, 2000
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